  Exhibit 99.1

Contacts:

Melissa A. Waterhouse

Chief Executive Officer

(800) 227-1243, Ext 107
FOR IMMEDIATE RELEASE:

ABMC REPORTS FOURTH QUARTER AND YEAR END 2020 RESULTS

--Net Sales Increase 13.5% as Company Navigates the Covid-19 Pandemic--

Kinderhook, N.Y., April 15, 2021 – American Bio Medica Corporation (OTCQB: ABMC) today announced financial results for the fourth quarter and year ended December 31, 2020.

Chief Executive Officer, Melissa A. Waterhouse stated, “We came into 2020 with the second half of 2019 showing modest growth over the second half of 2018. We were hopeful that two new contract customers obtained in 2019 would result in a better 2020 for ABMC. Unfortunately, the Covid-19 pandemic interrupted this positive momentum. Although our core business (manufacturing drug tests and performing contract manufacturing services) was being negatively impacted, ABMC was able to react quickly and pivot to distribution of Covid-19 tests starting in March 2020. Sales of Covid-19 tests in the amount of $1,573,000; the vast majority of which was Covid-19 antibody tests, enabled ABMC to increase sales in 2020 by 13.5%.

Because the increase in sales was a result of products we distribute, gross profit decreased to 29.8% of sales in 2020, compared to 32.4% of sales in 2019. Lower gross margins from drug test sales (due to the increased manufacturing inefficiencies) were partially offset by higher margins related to Covid-19 test sales. Throughout the pandemic, ABMC remained committed to keeping our personnel employed. We obtained a PPP loan in the amount of $332,000 in April 2020 and, we are in the process of applying for forgiveness of the PPP loan. From an expense standpoint, operating expenses increased 4.6% in 2020 when compared to 2019; primarily due to commissions paid related to sales of Covid-19 tests.”

Waterhouse continued, “So far in 2021, sales of Covid-19 tests have declined significantly from levels in the early stages of the pandemic. While we expected Covid-19 sales to decline when vaccines were released; especially diagnostic tests like the rapid antigen and PCR tests, the speed and volume at which the vaccines are becoming available is resulting in a sharper decline in sales of rapid antibody tests. We still believe there is a need for Covid-19 antibody tests as a means to monitor the efficacy of vaccines or to determine the length of time that antibodies remain in the body but, as the pandemic endures, we now believe that need is lower than originally expected. From a Covid-19 testing perspective, there are other new products available, such as tests for home/consumer use, and we are exploring distribution opportunities of these products.

When it comes to our core business, in the latter part of 2020 we started to see signs of improvement; however, our markets are still uncertain as they relate to the pandemic. We believe that as more states open back up, increased employment numbers continue and as state budgets get back on track, we should start to see our markets stabilize. We have already received new orders from our contract manufacturing customers in the first quarter of 2021 and that is a good sign.

And finally, in December 2020, we entered into an equity line of credit with Lincoln Park for up to $10M. We are utilizing proceeds from sales under the purchase agreement for working capital and we will use proceeds to support growth initiatives in 2021. This includes strengthening our sales and marketing division and re-introducing our oral fluid drug testing platform to the market as well as taking steps to increase our visibility as a contract manufacturer. Over the last several months, we have been working toward finalizing an agreement that we signed in 2020 under which we would provide manufacturing services for another diagnostic company. Depending on the timing of commencement and volume under the contract, we would expect this to have a positive impact on 2021 results as well.”

Financial Highlights

● Net sales for 2020 were $4,147,000, compared to $3,655,000 in 2019; an increase of 13.5%. Net sales in the fourth quarter of 2020 were $777,000, compared to $880,000 in the fourth quarter of 2019; a decrease of 11.7%.

● Operating loss was $621,000 in 2020, compared to an operating loss of $593,000 in 2019. Operating loss in the fourth quarter of 2020 was $193,000, compared to an operating loss of $183,000 in the fourth quarter of 2019.

● Net loss was $796,000, or $(0.02) per share, in 2020, compared to a net loss of $681,000, or $(0.02), in 2019. Net loss was $233,000, or $(0.01) per share, in the fourth quarter of 2020, compared to a net loss of $241,000 in the fourth quarter of 2019.

For more information on ABMC or its drug testing products, please visit www.abmc.com.

About American Bio Medica Corporation

American Bio Medica Corporation manufactures and markets accurate, cost-effective immunoassay test kits; primarily point of collection tests for drugs of abuse. ABMC also provides contract manufacturing services related to certain infectious diseases; such as malaria and RSV and, distributes a rapid test to detect Covid-19 antibodies, a RT-PCR test to detect Covid-19 and a rapid Covid-19 antigen test.

This release may contain forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ, and such differences could be material. Such risks and uncertainties include, but are not limited to, risks and uncertainties related to the following: continued acceptance of our products, increased levels of competition in our industry, acceptance of new products, future sales and profit levels of the rapid antibody test, RT-PCR test and rapid antigen test for Covid-19 that we are distributing, product development, compliance with regulatory requirements, including but not limited to our ability to obtain marketing clearance on our product for our intended markets, intellectual property rights, our dependence on key personnel, third party sales and suppliers, trading in our common shares may be subject to “penny stock” rules, our history of recurring net losses and our ability to continue as a going concern. There can be no assurance that the Company will be successful in addressing such risks and uncertainties and the Company assumes no duty to update any forward-looking statements based upon actual results. Investors are strongly encouraged to review the section entitled “Risk Factors” in the Company's annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q, and other periodic reports on file with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of the Company's common shares.

(financial tables follow)

American Bio Medica Corporation
Statements of Operation

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(unaudited)	(unaudited)	(unaudited)

Net sales	$777,000	$880,000	$4,147,000	$3,655,000
Cost of goods sold	547,000	666,000	2,909,000	2,471,000
Gross profit	230,000	214,000	1,238,000	1,184,000
Operating expenses:
Research and development	13,000	20,000	90,000	82,000
Selling and marketing	85,000	109,000	493,000	459,000
General and administrative	325,000	268,000	1,276,000	1,236,000
Total operating expenses	423,000	397,000	1,859,000	1,777,000

Operating loss	(193,000)	(183,000)	(621,000)	(593,000)

Other income/(expense) - net	(40,000)	(65,000)	(173,000)	(93,000)

Net loss before tax	(233,000)	(248,000)	(794,000)	(686,000)

Income tax expense	0	7,000	(2,000)	5,000

Net loss	(233,000)	(241,000)	(796,000)	(681,000)

Basic & diluted loss per common share	$(0.01)	$(0.01)	$(0.02)	$(0.02)

Basic weighted average shares outstanding	36,390,976	29,211,454	35,558,105	32,526,669
Diluted weighted average shares outstanding	36,390,976	29,211,454	35,558,105	32,526,669

(Balance Sheets follow)

American Bio Medica Corporation
Balance Sheets

	December 31,	December 31,
	2020 (unaudited)	2019
ASSETS
Current Assets
Cash and cash equivalents	$98,000	$4,000
Accounts receivable, net of allowance for doubtful accounts of $22,000 at December 31, 2020 and $34,000 at December 31, 2019	407,000	370,000
Inventory, net of allowance of $279,000 at December 31, 2020 and $291,000 at December 31, 2019	536,000	810,000
Prepaid expenses and other current assets	104,000	6,000
Right of Use Asset – Operating Leases	35,000	34,000
Total current assets	1,180,000	1,224,000
Property, plant and equipment, net	576,000	644,000
Patents, net	108,000	116,000
Right of Use Asset – Operating Leases	41,000	73,000
Other assets	21,000	21,000
Total assets	$1,926,000	$2,078,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$577,000	$652,000
Accrued expenses and other current liabilities	620,000	518,000
Right of Use Liability – Operating Leases	33,000	34,000
Wages payable	107,000	104,000
Line of credit	277,000	337,000
PPP Loan	332,000	0
Current portion of long-term debt, net of deferred finance costs	75,000	42,000
Total current liabilities	2,021,000	1,687,000
Long term debt, net of current portion & deferred finance costs	1,120,000	1,108,000
Right of Use Liability – Operating Leases	41,000	73,000
Total liabilities	3,182,000	2,868,000

Stockholders' Equity:
Common stock	377,000	327,000
Additional paid-in capital	21,717,000	21,437,000
Accumulated deficit	(23,350,000)	(22,554,000)
Total stockholders’ equity	(1,256,000)	(790,000)
Total liabilities and stockholders' equity	$1,926,000	$2,078,000

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